Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-08793 and 333-52799) of Lucent Technologies Inc. of our report dated June 24, 2005 relating to the financial statements and the supplemental schedule of the Lucent Technologies Inc. Long Term Savings and Security Plan, which appear in this Form 11-K.

/s/PricewaterhouseCoopers LLP

Florham Park, NJ

June 24, 2005